May 31, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by International Seaways, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of International Seaways, Inc. dated May 24, 2017.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/PricewaterhouseCoopers LLP

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.01	Changes in Registrant's Certifying Accountant.

The Audit Committee (the "Audit Committee") of the Board of Directors of International Seaways, Inc. (the "Company") conducted a comprehensive, competitive process to determine the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2017. The Audit Committee invited several accounting firms to participate in the process, including the Company's current independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"). On May 24, 2017, the Audit Committee approved the engagement of Ernst& Young LLP ("EY") and dismissed PwC as the Company's independent registered public accounting firm.

PwC's audit reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through May 24, 2017, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC's satisfaction, would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of disclosures it is making in this Form 8-K and requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements above. A copy of PwC's letter dated May 31, 2017 is filed as Exhibit 16.1 to this Current Report on Form 8-K.